                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                                   FORM 8-K


                           CURRENT REPORT PURSUANT
                        TO SECTION 13 OR 15(D) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  August 12, 1998

                      COMPLETE BUSINESS SOLUTIONS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   MICHIGAN
                (STATE OR OTHER JURISDICTION OF INCORPORATION)

                   0-22141                              38-2606945
           (COMMISSION FILE NUMBER)            (I.R.S. EMPLOYER INDENTIFICATION
                                                             NUMBER)

      32605 WEST TWELVE MILE ROAD, SUITE 250, FARMINGTON HILLS, MI 48334
      (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)                 (ZIP CODE)

                                (248) 488-2088
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                     NONE

        (FORMER NAME AND FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)






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ITEM 5.  OTHER EVENTS

On August 14, 1998, the Company will assume the new Nasdaq trading symbol "CBSI" for its common shares. The following press release was issued on August 12, 1998:

FARMINGTON HILLS, MI., AUGUST 12, 1998 -- Complete Business Solutions, Inc. (Nasdaq: CBSL through August 13), a worldwide information technology (IT) consultant and service provider to large and medium-size organizations, announced today that it will assume the new Nasdaq trading symbol "CBSI" for its common shares beginning with the market open on Friday August 14, 1998. The CBSI symbol, which has historically been the popular acronym for Complete Business Solutions among customers and employees, was unavailable when the Company launched its initial public offering (IPO) in March, 1997. Recently, the symbol became available allowing Complete Business Solutions to consistently apply this traditional acronym throughout the marketplace.

Founded in 1985, CBSI, is a worldwide provider of information technology ("IT") services to large and mid-size organizations. The Company offers its clients a broad range of IT services, from advising clients on strategic technology plans to developing and implementing appropriate IT applications solutions. CBSI offers custom-tailored solutions based on an assessment of each client's needs. The Company's services include Year 2000 conversion and testing services; applications development and maintenance; reengineering legacy applications to client/server technology; client/server applications development; IT consulting services; packaged software implementation; and contract programming services. For 1997, CBSI's revenue increased approximately 51 percent to $275.1 million, from $182.6 million in 1996, both years restated for the acquisition of Synergy Software, Inc. in November, 1997, c.w. Costello & Associates, Inc. in January, 1998 and Claremont Technology Group, Inc. in July, 1998.
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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                Complete Business Solutions, Inc.

                                By:        /s/  Timothy S. Manney
                                   --------------------------------------------
                                                Timothy S. Manney
                        Executive Vice President for Finance and Administration

Date: August 12, 1998